DIRECTV Group Announces $1 Billion Stock Repurchase Program

EL SEGUNDO, Calif.-- (BUSINESS WIRE) — Jan. 21, 2008 --The DIRECTV Group, Inc. (NASDAQ:DTV) announced today that its Board of Directors has approved the repurchase of up to $1 billion of its common stock, from time to time through open market purchases or in negotiated transactions, using available cash on hand and cash expected to be provided by operations. The timing and amount of such transactions depend on a variety of factors, including market conditions. The program may be suspended or discontinued at any time.

DIRECTV Group had recently completed its $1.0 billion stock repurchase program announced on August 9, 2007. Since February 2006, DIRECTV Group has repurchased approximately $5 billion of its common stock through repurchase programs that have been approved and announced from time to time.  DIRECTV Group had total assets as of September 30, 2007 of approximately $15 billion, total revenues for the first nine months of 2007 of approximately $12 billion, and cash or cash equivalents of approximately $1.2 billion.

This press release includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company's filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The company disclaims any obligation to update the forward-looking statements contained herein.

The DIRECTV Group (NASDAQ:DTV) is a world-leading provider of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, the DIRECTV Group provides digital television service to more than 16.6 million customers in the United States and over 4.6 million customers in Latin America.

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